UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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L Brands, Inc.

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 18, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2017: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

April 6, 2017

DEAR STOCKHOLDER:

You are cordially invited to attend our 2017 annual meeting of stockholders to be held at 8:30 a.m., Eastern Time, on May 18, 2017, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7585 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of our company.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2017

April 6, 2017

TO THE STOCKHOLDERS OF L BRANDS, INC.:

We are pleased to invite you to attend our 2017 annual meeting of stockholders to:

•	Elect the four nominees proposed by the Board of Directors as directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Hold an advisory vote to approve named executive officer compensation.

•	Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation.

•	Vote on the stockholder proposal to change certain voting requirements, if properly presented at the meeting.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 24, 2017 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2017 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “L Brands” and the “Company” refer to L Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 7, 2017 to all stockholders entitled to vote. The Company’s 2016 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 18, 2017

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 24, 2017. As of the record date, there were 284,809,090 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s four nominees for director (as described on pages 5 and 6);

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 13);

•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 14 and 15);

•	“1 Year” on the advisory vote on the frequency of future advisory votes on named executive officer compensation (as described on page 16); and

•	“AGAINST” the stockholder proposal (as described on pages 17 to 19).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2016 Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 24, 2017, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•

With respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the voting option, if any, that receives the affirmative vote of a majority of the votes present in person or by proxy and voting thereon will be the option adopted by the stockholders. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee and the Nominating & Governance Committee will take into account the outcome of the vote in making a determination on the frequency of future advisory votes on named executive officer compensation. If none of the three voting options receives a majority, the Board will consider the voting option that receives the plurality of votes cast.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors and on the other proposals will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountants, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-866-540-7095 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2020 annual meeting or until their successors have been elected. All nominees are currently serving on our Board.

We believe that our Board as a whole possesses the appropriate diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills.

Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Board to conclude, at the time each individual was nominated to serve on the Board, that he or she would provide valuable insight and guidance as a member of the Board.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

The Board recommends a vote FOR the election of all of the following nominees of the Board:

Nominees and Directors

Nominees of the Board at the 2017 Annual Meeting

Donna A. James	Director since 2003	Age 59

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 through March 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services from 2000 until 2003. Ms. James is a director of Marathon Petroleum Corp., a transportation fuels refiner and Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, as director of CNO Financial Group, Inc., a holding company for a group of insurance companies, from 2007 to 2011, as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, from 2005 to 2012 and as a director of Time Warner Cable Inc., a provider of video, data and voice services, from 2009 to 2016. She currently serves as the Chair of the Audit Committee of Marathon Petroleum Corp. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Jeffrey H. Miro	Director since 2006	Age 74

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro was a director of M/I Homes, Inc., a national home building company, until December 2012, and was a director of Sotheby’s Holdings, Inc., an auctioneer of art, jewelry and collectibles, until May 2006. Mr. Miro’s nomination was supported by his legal expertise, particularly with respect to corporate governance and real estate matters.

Michael G. Morris	Director since 2012	Age 70

Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power Company, Inc. From 1997 until 2003, he served as the Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris currently serves as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies, and of The Hartford Financial Services Group, Inc., an investment and insurance company, and as the Chairman of the board of directors of Alcoa Corporation, a producer of bauxite, alumina and aluminum. Mr. Morris served as a director of Alcoa Inc., a producer of aluminum, from 2008 to 2016, until Alcoa Inc.’s separation into two standalone, publicly-traded companies, Alcoa Corporation and Arconic Inc. Mr. Morris’s nomination was supported by his broad business experience and management expertise.

Raymond Zimmerman	Director since 1984	Age 84

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Directors Whose Terms Continue until the 2018 Annual Meeting

E. Gordon Gee	Director since 2012	Age 73

Dr. Gee is currently the President of West Virginia University, a large public research institution. Prior to his current service at West Virginia University, he led several other major universities, including The Ohio State University (2007—2013, 1990—1998), Vanderbilt University (2000—2007), Brown University (1998—2000), the University of Colorado (1985—1990), and West Virginia University (1981—1985). Dr. Gee also currently serves as a director of the National 4-H Council. He previously served as a director of the Company from 1992 to 2008, as a director of Hasbro, Inc., a branded-play company, from 1999 until 2010, and as a director of Bob Evans Farms, Inc., an owner and operator of family restaurants, from 2009 until 2014. Dr. Gee’s nomination was supported by his extensive executive and management experience, as well as his legal expertise and knowledge of the Company gained through his prior service as a director.

Stephen D. Steinour	Director since 2014	Age 58

Mr. Steinour has been the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour currently serves as a director of Exelon Corporation, a utility services holding company. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014. Mr. Steinour’s nomination was supported by his executive experience, financial expertise and service on several boards of directors.

Allan R. Tessler	Director since 1987	Age 80

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987 and is the Chairman and Chief Executive Officer of Teton Financial Services, a financial services company. He previously served as Chairman of the Board of Epoch Holding Corporation, an investment management company, from 2004 to 2013 and as Chairman of the Board of

J Net Enterprises Inc., a technology holding company, from 2000 to 2004. Mr. Tessler also served as Chairman of the Board of InterWorld Corporation from 2001 to 2004 and as Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler currently serves as Chairman of the Board of Rocky Mountain Bank, a Wyoming bank. He has served as a director of TD Ameritrade Holding Corporation, a securities brokerage company, since November 2006, as a director of Steel Partners Holdings GP Inc., a general partner of a global diversified holding company, since 2010, as a director of BioCardia, Inc., a clinical-stage regenerative medicine company, since 2012 and as a director of Imperva, Inc., a provider of cyber security solutions, since 2015. Mr. Tessler currently serves on the Audit Committee of Imperva, Inc. and as Chair of the Audit Committee of BioCardia, Inc. Mr. Tessler’s nomination was supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 55

Mrs. Wexner is the chairman and CEO of Whitebarn Associates, a private investment company. She serves on the boards of Advanced Drainage Systems, Inc., a manufacturer of high performance thermoplastic corrugated pipe, The Ohio State University, Nationwide Children’s Hospital, the Columbus Downtown Development Corporation, the Columbus Partnership, Pelotonia, The Ohio State University Wexner Medical Center, The Wexner Foundation, The Columbus Jewish Federation and the United States Equestrian Team Foundation. She is founder and chair of the board for The Center for Family Safety and Healing, founding board member and vice chair of the board for KIPP Columbus and a past chair of the Governing Committee of the Columbus Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination was supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Directors Whose Terms Continue until the 2019 Annual Meeting

Dennis S. Hersch	Director since 2006	Age 70

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of J.P. Morgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch served as a director of Clearwire Corporation, a telecommunications company, from 2008 until 2013, NBCUniversal Enterprise, Inc., a media related company, from 2013 until 2014, Sprout Foods, Inc., a producer of organic baby food, from 2009 until 2015 and has served as a director of PJT Partners Inc., a financial advisory firm, since 2015. Mr. Hersch’s nomination was supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 78

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He has served as director of Select Comfort Corporation, a designer, manufacturer and retailer of premium beds and bedding accessories, since 1994, and Wolverine World Wide, Inc., a global footwear, athletic apparel and accessories designer, manufacturer and retailer, since 1992. Dr. Kollat also served as director of Big Lots, Inc., a retailer, from 1990 to 2012. In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination was supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

Leslie H. Wexner	Director since 1963	Age 79

Mr. Wexner has been Chief Executive Officer of the Company since he founded the Company in 1963, and Chairman of the Board for 41 years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination was supported by his effective leadership of the Company since its inception.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board, together with each of the members of the Board who will continue to serve after the 2017 annual meeting of stockholders (except for Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. If all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer (“CEO”) of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and/or Chief Executive Officer for over fifty years. Mr. Wexner (through his personal holdings and associated trusts) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

Allan R. Tessler currently serves as the lead independent director. In July 2012, the Board determined that the lead independent director should be appointed solely by the independent directors, as they deem appropriate, and Mr. Tessler was subsequently reappointed as the lead independent director by them. As lead independent director, Mr. Tessler has the authority to call meetings of the independent directors, at which he serves as the chairman. Mr. Tessler also approves information sent to the Board, including the agenda for Board meetings, and is responsible for approving meeting schedules in order to assure that there is sufficient time for discussion of all agenda items.

The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Board, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Review of Strategic Plans and Capital Structure

The Board regularly reviews the Company’s strategic plans and capital structure with a view toward long-term value creation. The Board also conducts a strategic planning retreat at least annually with senior management.

Succession Planning

The Board and its Nominating & Governance Committee have developed policies and principles governing succession planning with respect to the CEO and senior management.

Information Concerning Board Meeting Attendance

Our Board held 8 meetings in fiscal year 2016. During fiscal year 2016, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).

Committees of the Board

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair), Dr. Kollat and Messrs. Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Board and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 55 of this proxy statement. The Audit Committee held 13 meetings in fiscal year 2016.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the CEO’s performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the

Compensation Committee are Dr. Kollat (Chair), Dr. Gee and Messrs. Miro and Morris. The Board has determined that each of the current Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 50 of this proxy statement. The Compensation Committee held 9 meetings in fiscal year 2016.

Nominating & Governance Committee

The Nominating & Governance Committee actively engages in the ongoing review of the composition of the Board and opportunities for Board refreshment. Based on its review, the Nominating & Governance Committee identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee also considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It is responsible for proposing a slate of candidates for election as directors at each annual meeting of stockholders. In the past five years, three new directors have been appointed to the Board who bring a diversity of skills, attributes and perspectives to the Board. In addition to periodic Board refreshment, we believe that a variety of director tenures is beneficial to ensure Board quality and continuity of experience, as reflected in the current composition of our Board.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. In assessing director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board at the time each Director was nominated are summarized in the director biographies found on pages 5 through 8 of this proxy statement. Although the Nominating & Governance Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process, the Company’s corporate governance principles provide that the Board will be composed of members of diverse backgrounds and, accordingly, the Committee considers the diversity of experience, background and expertise of the current directors and areas where new directors might add additional perspectives, as factors in the selection of Board nominees.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee also develops and recommends to the Board, and regularly reviews, a set of corporate governance principles for the Company to ensure they reflect evolving best practices, monitors compliance with those principles and stays abreast of developments in the area of corporate governance. For example, a proxy access bylaw was adopted in November 2016, permitting up to 20 stockholders owning 3% or more of the outstanding shares of Common Stock continuously for at least three years to nominate the greater of two directors or up to 20% of the Board and include those nominees in our proxy materials. The Nominating & Governance Committee also reviews and periodically makes recommendations to the Board regarding the structure, practices, policies and activities of the Board and its committees. Each Board committee’s charter is reviewed at least annually. To ensure that the Board, Board committees and individual directors remain effective, the Nominating & Governance Committee oversees a robust annual evaluation of the Board, each Board committee and each individual director and recommends ways to improve performance. At least annually, each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee evaluates its own performance and reports to the Board on such evaluation. The full Board also engages in self-evaluation at least annually. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Ms. James, Dr. Kollat and Mr. Miro. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee held 4 meetings in fiscal year 2016.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews the Company’s financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mrs. Wexner and Mr. Zimmerman.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair), Dr. Gee and Ms. James.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with Stockholders

The Board believes that it is important to understand stockholder perspectives on the Company and foster long-term relationships with stockholders and, to that end, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters. Such engagements with investors have been highly constructive. For example, based on stockholder feedback, we made a number of changes to our compensation program in the past few years, as discussed in more detail under “Compensation-Related Matters—Compensation Discussion and Analysis.” The Board also provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@lb.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@lb.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2016 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct, Related Person Transaction Policy and Associated Matters

The Company has a code of conduct that is applicable to all employees of the Company, including the CEO and Chief Financial Officer, and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.lb.com.

Under the Company’s Related Person Transaction Policy (the “Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. In the case of our beauty, personal care and home fragrance businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in central Ohio has been an integral part of capturing the many business benefits of speed and agility. The New Albany Company, a business beneficially owned by Mr. and Mrs. Wexner, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in connection with the continuing development of an industrial park focused on the foregoing business categories in New Albany, Ohio. The Audit Committee monitors such vendor and third party transactions on an ongoing basis to assure that they are in the best interests of the Company and its stockholders generally.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Policy and Committee Charters

The Company’s code of conduct, corporate governance principles and Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board, are available on the Company’s website at www.lb.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:    RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 3, 2018. Ernst & Young LLP has been retained as the Company’s independent registered public accountants continuously since 2003.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee is responsible for approving the fees associated with the Company’s retention of Ernst & Young LLP. In accordance with Commission rules, Ernst & Young LLP’s lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In addition, the Audit Committee evaluates Ernst & Young LLP’s qualifications, performance and independence and presents its conclusions on these matters to the Board on at least an annual basis, and annually considers whether to continue its engagement of Ernst & Young LLP.

The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. We are asking you to ratify Ernst & Young LLP’s appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 56.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSAL 3:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2011 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2016 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the 2016 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

Our compensation program is designed to align NEO compensation with the performance of the company. Following five straight years of record-setting sales and earnings, financial performance for the year did not meet our high expectations and this is reflected in the significant decrease in 2016 compensation for our NEOs. CEO compensation decreased 46% and compensation for the other NEOs decreased on average approximately 21%.

The Compensation Committee took the following actions:

•	No changes were made to Mr. Wexner’s base salary or short term performance-based incentive compensation target.

•

Awarded Mr. Wexner performance-based stock awards with a target value of $9.4 million (45% lower than fiscal 2015) based on financial and strategic performance during fiscal 2016, including growth of the business in North America and overseas, execution of our fundamental strategy of being fast, focused and frugal and optimization of capital structure.

•	As NEO base salaries and short term performance-based incentive compensation targets for fiscal 2016 were set in March 2016 based on record-setting fiscal 2015 performance:

•

increased the base salary for each of the NEOs other than Mr. Wexner based on our growth and accomplishments in the last several fiscal years, including record-setting sales and earnings performance in 2013, 2014 and 2015; and

•	increased short term performance-based incentive compensation targets for each of the NEOs other than Mr. Wexner to incent future performance and further leverage their compensation.

•

Awarded performance-based Restricted Stock Units (“RSUs”) to NEOs in March 2016 to recognize our record-setting financial performance in fiscal 2015, as well as to provide significant retentive value and to incent future performance.

•

Set short term incentive compensation operating income goals at a challenging level, requiring 3% growth over record fiscal 2015 results when normalizing for expenses incurred for expansion in China and the new 5th Avenue Victoria’s Secret store.

•	Paid short-term incentive compensation below target for Messrs. Wexner, McGuigan, Burgdoerfer and Waters reflecting performance that did not meet our challenging goals.

•

Continued to deliver long term equity compensation that is 100% performance-based in a mix of stock options and RSUs which must be earned based on achievement of a cumulative, long-term, relative performance measure.

•

Beginning with performance-based RSUs awarded in March 2017, eliminated the provision for performance-based RSUs in which awards not earned in one period may be earned in subsequent periods if the cumulative performance metric is achieved.

The Company’s change in stockholder return, including reinvested dividends, is aligned with changes in total CEO compensation (as disclosed in further detail in the CD&A).

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional stockholders. Based on feedback from such engagement, as noted above, we eliminated the provision for performance-based RSUs in which awards not earned in one period may be earned in subsequent periods if the cumulative performance metric is achieved. We continued the following compensation practices in accordance with our corporate governance principles and/or in response to stockholder and advisory group feedback, including:

•	No tax gross-ups for NEOs upon a change in control.

•	“No hedging” policy governing stock trading.

•	Policy that discourages pledging of Company stock and requires advance approval of our General Counsel.

•	No future issuances of “single trigger” equity awards.

•	Clawback policy.

•

Stock ownership guidelines set at five times base salary for our CEO and three times base salary for other NEOs. Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

These changes, along with our historical performance record, were important factors in achieving 89% stockholder support for our 2016 advisory vote on executive compensation. Given this strong level of support, the Compensation Committee has concluded that a large majority of our stockholders support our existing compensation program.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2016 compensation of our NEOs.

Board Recommendation

Our performance in 2016 is reflected in the compensation for our NEOs, demonstrating our commitment to delivering pay for performance. CEO compensation decreased 46% and compensation for the other NEOs decreased on average approximately 21%. In summary, we see alignment between our performance, our stockholders’ interests and our pay.

The Board recommends a vote FOR this proposal.

PROPOSAL 4:    ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote with respect to how often to present the advisory stockholder vote to approve the compensation of the Company’s NEOs (the “say-on-pay vote”), i.e., how often to present a proposal similar to Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation. We must solicit your advisory vote on whether to have the say-on-pay vote every 1, 2 or 3 years.

Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote as to the appropriate frequency for the say-on-pay vote. Stockholders may vote as to whether the say-on-pay vote should occur every 1, 2 or 3 years, or may abstain from voting on the matter.

The Company values the opinion of its stockholders and believes that an annual say-on-pay vote will best reinforce the Company’s desire to communicate with its stockholders. An annual say-on-pay vote will allow the Company’s stockholders to regularly express a view on the Company’s compensation policies and practices.

Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to the Company’s executive officers, and the Nominating & Governance Committee, which is comprised solely of independent directors and is responsible for periodically reviewing the Company’s corporate governance principles, will each carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views received on this matter.

The Board Recommends a Vote of “1 Year” for the Frequency of Future Advisory Say-On-Pay Votes.

PROPOSAL 5:    STOCKHOLDER PROPOSAL TO CHANGE CERTAIN VOTING REQUIREMENTS

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, owner of 90 shares of Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:

Proposal 5—Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is essential that our board take the steps necessary to adopt this proposal.

We gave 56% voting support to this same shareholder proposal at our 2015 annual meeting. However our management failed to take the steps necessary to adopt this proposal at our 2016 annual meeting. Plus our 2016 annual meeting proxy failed to give any management analysis of any special effort that might be needed to adopt the management version of this proposal or specify any special effort that management would take to adopt their proposal on this topic.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 74%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our charter and bylaws.

Thus we are stuck with 3-year terms for directors which makes our directors significantly untouchable to shareholder frustration. Our stock fell from $100 to $65 in the year leading up to the submission of this proposal. Yet most of our directors do not have to worry about reelection at our 2017 annual meeting. This is like an employee with falling performance getting a job review once in 3-years.

Please vote to enhance shareholder value:

Simple Majority Vote—Proposal 5

Our Response—Statement in Opposition to Stockholder Proposal to Change Certain Voting Requirements

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

The Board has evaluated the Company’s voting requirements on numerous occasions to ensure that they continue to be in the best interests of the Company and its stockholders. In this regard, the Board has consistently determined, and continues to believe after careful reconsideration of this issue, that the retention of a supermajority vote standard for certain extraordinary matters is the best way to ensure that the interests of all stockholders are fully protected.

Our Supermajority Vote Requirements Apply Only to a Small Number of Fundamental Matters. Under the Company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. Our certificate of incorporation only requires the affirmative vote of not less than 75% of the outstanding shares entitled to vote for a small number of fundamental matters of corporate structure and governance, which are as follows: (i) approval of certain business combinations with an individual, entity or group that collectively owns 20% or more of the Company’s voting securities; (ii) approval of certain fundamental transactions, including mergers or a sale of substantially all of the Company’s assets, with any corporation that, together with its affiliates, owns five percent or more of the Company’s voting securities; (iii) dissolution of the Company; (iv) removal of a director for cause; (v) an alteration, amendment or repeal of the Company’s bylaws or any amendment to the Company’s certificate of incorporation that contravenes any existing bylaw of the Company; and (vi) an amendment to certain provisions in the Company’s certificate of incorporation.

Our Supermajority Vote Requirements Serve Important Corporate Governance Objectives. Our Board believes that the requirement of a supermajority vote for a limited number of fundamental matters serves important corporate governance objectives. These include:

Ensuring Broad Stockholder Consensus for Key Actions. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s stockholders rather than just a simple majority. The Board also believes that the supermajority vote requirements protect stockholders, particularly minority stockholders, from the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term stockholders to approve an extraordinary transaction that is not in the best interests of the Company and opposed by nearly half of the Company’s stockholders. Targeted supermajority vote requirements, limited to a small number of critical matters, preserve and maximize long-term value for all stockholders.

Ensuring that Key Actions Reflect Stockholder Interests. Our Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the Company and its stockholders. Stockholders, on the other hand, do not have the same fiduciary duties. As a result, a group of stockholders—who may be acting in their own short-term or other interests not shared by stockholders generally—may vote in a manner that is detrimental to large numbers of stockholders. Accordingly, our supermajority voting standards safeguard the long-term interests of the Company and its stockholders.

Providing Protection Against Certain Takeovers. Our supermajority voting provisions further protect the Company’s stockholders by encouraging persons or firms making unsolicited takeover proposals to negotiate directly with the Board, which provides the Board with increased leverage to maximize value for all stockholders. The Company believes that its independent Board is in the best position to evaluate proposed offers, consider alternatives and protect stockholders against potentially coercive or abusive tactics during a takeover process and, as appropriate, negotiate the best possible return for all stockholders. Elimination of these supermajority vote provisions would make it more difficult for the Company’s independent, stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Corporate Governance Practices. The Board regularly evaluates the Company’s corporate governance practices and processes with a view toward ensuring that they continue to serve the best interests of the Company and its stockholders. For example, the Board adopted a proxy access bylaw in November 2016. The Board is also intensely focused on the relationship between governance and performance and on creating the proper governance structure in light of the particular circumstances of the Company. In addition, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters. The Board believes that the Company’s current corporate governance principles and practices—of which the supermajority vote requirements are one part—are optimal for the Company and its stockholders and serve, among other things, to maximize long-term stockholder value, align the interests of the Board and management with those of our stockholders and promote high ethical conduct among our directors and employees.

Board Recommendation

After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the best interests of the Company and its stockholders. The Board believes that the substantial benefits of the Company’s supermajority voting requirements do not come at the expense of prudent corporate governance. To the contrary, the voting requirements serve to protect the interests of all stockholders.

The Board recommends a vote AGAINST the Stockholder Proposal to Change Certain Voting Requirements.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Performance Overview

Our compensation program is designed to align NEO compensation with the performance of the Company. Following five straight years of record-setting sales and earnings, financial performance for the year did not meet our high expectations and this is reflected in the significant decrease in 2016 compensation for our NEOs. CEO compensation decreased 46% and compensation for the other NEOs decreased on average approximately 21%.

Although 2016 adjusted earnings per share declined 6% against last year’s record performance, we accomplished a lot during the year and are well-positioned for future growth:

•

At Bath & Body Works, sales increased 7% and operating income increased 6%. We ended the year with 240 new concept stores which include the White Barn design. While the investment in these stores results in near term financial pressure, they continue to drive significant sales increases and importantly present a new, compelling store design to our customers.

•

Our PINK business continued its strong performance with low-double-digit sales growth over last year. We continue to invest in square footage growth for the PINK business, in order to provide the full assortment in more locations. These investments continue to drive strong returns.

•

We made a number of important changes to our Victoria’s Secret business to simplify the business and accelerate growth. Notably, we reorganized the business and integrated the direct channel into three separate business units (Lingerie, PINK and Beauty) and appointed new leaders in Lingerie and Beauty; we eliminated the non-core merchandise categories of swim and apparel in order to increase focus and accelerate growth in our core categories; and we evolved how the business connects with customers through more focus on brand-building and loyalty-enhancing marketing rather than traditional catalogues and offers.

•

Outside of North America, we opened more than 100 new stores to end the year with 830 stores in 78 countries. In China, we acquired the business from our franchisee to pursue this market as Company-owned, built the capability and infrastructure to support future growth, launched our online business on TMall Global and opened our first two full-assortment Victoria’s Secret stores just after year-end.

We are equipped for success—strong brands which lead their categories and an experienced and talented leadership team—with significant growth opportunities both in and outside of North America. Although the investments we are making in the business as noted above have and will put some pressure on results in the short term, we continue to lead the industry on a long term basis:

	One Year (Fiscal 2016)	Three Year (Fiscal 2013-2016)	Five Year (Fiscal 2011-2016)
Net Sales
$ increase	$420 million	$1,801 million	$2,913 million
% increase	3%	17%	30%
Adjusted Operating Income[1]
$ increase/(decrease)	($155 million)	$294 million	$532 million
% increase/(decrease)	(7%)	17%	35%
Adjusted Earnings per Share[1]
% increase/(decrease)	(6)%	23%	48%
Total Shareholder Return	(35%)	30%	86%
Stock Price
% increase/(decrease)	(39%)	13%	42%

We are committed to returning value to our stockholders through a combination of dividends and share repurchase programs. In fiscal 2016, we increased our regular annual dividend 20% from $2.00 to $2.40 per share and paid a $2.00 per share special dividend.

[1]

The reconciliation of such measure to the comparable figure determined in accordance with accounting principles generally accepted in the United States (“GAAP”) is included on pages 23 to 24 of the Company’s 2016 Annual Report on Form 10-K (the “2016 10-K”).

2016 Compensation Decisions Overview

Fiscal 2016 compensation decision highlights include:

•	No changes were made to Mr. Wexner’s base salary or short term performance-based incentive compensation target;

•

Awarded Mr. Wexner performance-based stock awards with a target value of $9.4 million (45% lower than fiscal 2015) based on financial and strategic performance during fiscal 2016, including growth of the business in North America and overseas, execution of our fundamental strategy of being fast, focused and frugal and optimization of capital structure;

•	NEO base salaries and short term performance-based incentive compensation targets for fiscal 2016 were set in March 2016 based on record-setting fiscal 2015 performance.

•

Increased the base salary for each of the NEOs other than Mr. Wexner based on our growth and accomplishments in the last several fiscal years, including record-setting sales and earnings performance in 2013, 2014 and 2015;

•	Increased short term performance-based incentive compensation targets for each of the NEOs other than Mr. Wexner to incent future performance and further leverage their compensation;

•

Awarded performance-based RSUs to NEOs in March 2016 to recognize our record-setting financial performance in fiscal 2015, as well as to provide significant retentive value and to incent future performance;

•

Set short term incentive compensation operating income goals at a challenging level, requiring 3% growth over record fiscal 2015 results when normalizing for expenses incurred for expansion in China and the new 5th Avenue Victoria’s Secret store;

•	Paid short-term incentive compensation below target for Messrs. Wexner, McGuigan, Burgdoerfer and Waters reflecting performance that did not meet our challenging goals;

•

Continued to deliver long-term equity compensation that is 100% performance-based in a mix of stock options and RSUs which must be earned based on achievement of a cumulative, long-term, relative performance measure; and

•

Beginning with performance-based RSUs awarded in March 2017, eliminated the provision for performance-based RSUs in which awards not earned in one period may be earned in subsequent periods if the cumulative performance metric is achieved.

Pay for Performance

Our compensation program requires superior performance for NEOs to earn performance-based incentives at target. The Company’s change in stockholder return, including reinvested dividends, is aligned with changes in total CEO compensation (as disclosed in the Summary Compensation Table):

•

Over the last five years (since the beginning of fiscal 2012) our shareholder return was 13% on an annualized basis (86% in the aggregate) while our CEO’s compensation was reduced by 5% on an annualized basis; and

•	Over the last year, the total shareholder return decreased 35% while total CEO compensation was reduced by 46%.

The following chart illustrates how stockholder return aligns with total CEO compensation:

The effectiveness of our compensation program at delivering pay for performance is further validated by an analysis conducted by the Compensation Committee’s independent compensation consultant to determine the alignment of pay and performance. The consultant reported to the Compensation Committee that NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

Stockholder Advisory Vote

In 2016, 89% of our stockholders voted in favor of our executive compensation program. The Compensation Committee considers this vote and other stockholder/advisory group feedback when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including executive compensation matters. Based on feedback from such engagement, beginning with performance-based RSUs awarded in March 2017, we eliminated the provision for performance-based RSUs in which awards not earned in one period may be earned in subsequent periods if the cumulative performance metric is achieved.

In addition, we continue the following compensation practices in accordance with our corporate governance principles and/or in response to stockholder and advisory group feedback:

✓	No tax gross-ups for NEOs upon a change in control.

✓	“No hedging” policy governing stock trading.

✓	Adopted a policy that discourages pledging of Company stock and requires advance approval by our General Counsel. None of our NEOs or Board members has pledged Company stock.

✓	No re-pricing of stock options without stockholder approval.

✓	Double trigger vesting of equity awards upon a change in control.

✓	Clawback policy as described under “—Compensation Governance—Recovery of Compensation.”

✓

Stock ownership guidelines set at five times base salary for our CEO and three times base salary for other NEOs. Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

✓	Stock plan that requires a vesting period of at least one year:

✓	Three year minimum vesting period for RSUs that are based on the passage of time; and

✓	One year minimum vesting period for stock options and for RSUs that are earned based on performance.

✓	While these are the minimum requirements under the plan, stock options and performance-based RSUs awarded to our NEOs generally vest over five years.

Conclusion

While we had segments of our business which continued to perform very well against record performance last year, the investments that we are making in the business—in real estate and in China—and the strategic changes at Victoria’s Secret put pressure on 2016 results. However, these strategic changes position us for future accelerated growth. Our performance in 2016 is reflected in the compensation for our NEOs. CEO compensation decreased 46% and compensation for the other NEOs decreased on average approximately 21%. In summary, we see alignment between our performance, our stockholders’ interests and our pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 3.

Executive Compensation Philosophy

Guiding Principles

The Compensation Committee has built an executive compensation program on clear, purposeful guiding principles:

Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders in the highly competitive market for talent.

	•	Pay competitively and equitably.

	•	Recognize depth and scope of accountability and complexity of responsibility.

Pay Mix	•	Emphasize performance-contingent, long term and equity-based compensation over fixed compensation.

Pay for Performance	•	Recognize and reward enterprise, brand and individual performance.

	•	Align executives’ interests with stockholders’ interests.

	•	Require executives to own a significant amount of Common Stock.

	•	Set Spring and Fall goals to reflect the seasonal nature of our business and incent goal achievement in each season.

•

Create long-term stockholder value through regular

achievement of short-term goals while pursuing our longer-term strategy of growth in North America and internationally and increasing operating margins.

	•	Retain and incent high-performers through long-term equity incentive awards.

Connecting Performance and Pay

Our challenging incentive goals require superior performance to achieve target pay. When our NEOs hit and exceed these goals, we compensate them accordingly. Conversely, disappointing results are also reflected in executive compensation.

To achieve pay for performance, we employ a pay mix philosophy that places greater emphasis on performance-based and equity compensation over base salary. In fact, our CEO has received only one increase in base salary since 2008, including no increase in fiscal 2016. The following charts illustrate our pay mix philosophy which consists of a lower percentage of base salary compared to performance-based pay at target for 2016:

To assess whether the Company’s compensation program delivers pay for performance as designed, the Compensation Committee’s independent compensation consultant, Willis Towers Watson, analyzed our performance-based long term equity and short term cash compensation for our NEOs across four key measures (operating income, earnings per share, total stockholder return and return on invested capital) relative to our peer group. The analysis shows that both pay and performance are in the top quartile of our peer group.

Based on this analysis, Willis Towers Watson and the Compensation Committee concluded that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

Compensation Comparison

We compare our NEO compensation with publicly available data on executive compensation.

We define our peer group, with the help of Willis Towers Watson, to generally include:

•	Specialty and department store retailers;

•	Companies with brands that have emotional content;

•	Businesses that are generally similar to the Company in total revenue, market capitalization, global locations, business and/or merchandise focus; and

•	Retailers that compete with the Company for executive talent.

We review our peer group annually and in 2016 replaced DSW, Inc. and Target Corporation with Bed Bath and Beyond Inc. and Ross Stores, Inc. These changes were made to add companies that more closely align with our size, in terms of revenue and market capitalization while meeting other selection criteria. Following our review, our peer group consists of the following companies:

Abercrombie & Fitch Co.	The Gap, Inc.	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	J. C. Penney Company, Inc.	Ross Stores, Inc.
Avon Products, Inc.	Kohl’s Corporation	Starbucks Corporation
Bed Bath & Beyond Inc.	Macy’s, Inc.	The TJX Companies, Inc.
Coach, Inc.	NIKE, Inc.	Williams-Sonoma, Inc.
The Estee Lauder Companies Inc.	Nordstrom, Inc.

We do not specifically benchmark our NEOs’ compensation against our peer group. Instead, we consider peer comparisons as one of several factors in applying our pay philosophy and setting the pay of our NEOs. Our peer group is used by the Compensation Committee’s independent compensation consultant to analyze the effectiveness of our compensation program at delivering pay for performance on a relative basis.

Stock Ownership Guidelines

The Compensation Committee encourages NEO Common Stock ownership through stock ownership guidelines which promote a long term focus, discourage inappropriate risk-taking and align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct or beneficial ownership of Common Stock, including Common Stock held under our stock and retirement plans.

Our CEO is required to maintain ownership of Common Stock with a value of five times his base salary. As the beneficial owner of 46,747,343 shares (16.36%) of Common Stock, Mr. Wexner’s ownership well exceeds this minimum requirement.

Other NEOs are required to maintain beneficial ownership of Common Stock with a value of three times his or her base salary. All of these NEOs have beneficial ownership in excess of this guideline as of the end of fiscal 2016.

Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy.

Compensation for NEOs

The Compensation Committee makes all decisions regarding compensation for Mr. Wexner. The Compensation Committee oversees the evaluation process and compensation structure for the other NEOs and approves all NEO stock awards.

Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incent future performance and be competitive with the external market for talent. The following fiscal 2015 accomplishments were considered in setting NEO target compensation for 2016:

•	Increased sales 6% to $12.2 billion driven by comparable sales increase of 5% and comparable store sales increase of 5%.

•	Increased adjusted earnings per share by 14% to $3.99[1].

•	Increased merchandise margin rate.

[1]	The reconciliation of such measure to the comparable figure determined in accordance with GAAP is included on page 24 of the 2016 10-K.

•	Improved operating income rate to a record 18.0% from 17.1%.

•	Delivered total shareholder return of 19%.

•	Continued international expansion of our brands.

•	Returned value to stockholders through regular and special dividends.

When setting target compensation for 2016, factors including the Company’s future challenges and goals, expectations of continued growth and improved margins, potential market challenges and continued international expansion efforts were also considered.

Compensation Components

The three principal elements of our executive compensation programs are base salary, short term performance-based cash incentive compensation and long term performance-based equity incentive compensation. Participation in the base salary, short term performance-based cash incentive compensation is the same for all of our NEOs, including our CEO. The size and grant timing of long-term performance-based equity incentive compensation for our CEO is different from the other NEOs but the key terms of the award are the same, including vesting and performance requirements. Other elements of compensation that may be paid to NEOs include retirement and other post-employment benefits and perquisites. Our CEO is not eligible for post-employment benefits under a severance or change in control agreement. Additional information about each of these compensation components is provided below.

Base Salary

The following factors are considered in determining base salary adjustments:

•	Scope and responsibility of the NEO’s position;

•	Achievement of seasonal and annual business goals;

•	Level of overall compensation paid by competitors for comparable positions;

•	Recruitment, retention and development of leadership talent;

•	The Company’s challenging expectations for future growth; and

•	The appropriate balancing of our NEOs’ base salary against their incentive compensation.

For 2016, Mr. Wexner did not receive an increase to his base salary. The other NEOs received base salary increases in recognition of their contributions to the continued success of the Company. Mr. Coe’s increase is based on his achievement of business goals for Bath & Body Works, recognizes his successful leadership and is intended to be highly competitive with the external market.

	2016 Base Salary ($)	2015 Base Salary ($)	% Increase
Mr. Wexner	2,000,000	2,000,000	0.0%
Mr. McGuigan	1,300,000	1,250,000	4.0%
Mr. Coe	1,100,000	1,000,000	10.0%
Mr. Burgdoerfer	900,000	852,800	5.5%
Mr. Waters	900,000	850,000	5.9%

Short Term Performance-Based Cash Incentive Compensation

This program focuses on achievement of six-month goals, reflecting the seasonal nature of our business and the fact that achievement of our short term goals season after season creates long term value for our stockholders.

Our operations consist of two principal selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). Fall, including the holiday season, is weighted more heavily because of its importance to our profitability.

Short term performance-based cash incentive compensation targets are set at a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.

The financial incentive provided by the short term performance-based incentive compensation plan is a key component in driving the exceptional performance of the Company and our NEOs to produce record-breaking success year after year. In 2016, target percentages for each of the NEOs other than Mr. Wexner’s were increased to incent future performance and place further emphasis on the performance-based component of their compensation package:

	Fiscal 2016 Target	Fiscal 2015 Target
Mr. Wexner	220%	220%
Mr. McGuigan	160%	150%
Mr. Coe	170%	160%
Mr. Burgdoerfer	160%	150%
Mr. Waters	160%	150%

The pre-established objective fiscal 2016 financial goals were based solely on operating income, subject to adjustment for extraordinary items pursuant to the 2015 Incentive Compensation Performance Plan (the “2015 ICPP”) and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-range growth plan and to performance that drives stockholder value. When evaluating operating income goals, the Compensation Committee compares the increase in operating income relative to the change in the incentive payments to associates at target.

Operating income goals are set at the beginning of each six-month season based on:

•	An analysis of historical performance;

•	Income goals for that brand;

•	Financial results of other comparable businesses; and

•	Progress toward achieving our strategic plan.

NEO	Short Term Performance Incentive Goal Weighting and Metric
Mr. Wexner }	80% weighted average of major brand performance: 55% Victoria’s Secret operating income
Mr. Burgdoerfer	30% Bath & Body Works operating income 15% Other operating income
Mr. McGuigan	20% total L Brands operating income
Mr. Coe	100% Bath & Body Works operating income
Mr. Waters	90% weighted average of international brand operating income 10% international home office expense

In fiscal 2016, the Compensation Committee set goals that challenged our NEOs to achieve outstanding performance and provided incentive to grow sales while maximizing margins and managing expenses. The goals generally require growth in operating income over the record-setting results we achieved in fiscal 2015 and consider the difficulty in beating these best-ever results.

Spring and Fall season operating income goals for Victoria’s Secret when compared to actual results for fiscal 2015 are generally flat due to projected expenses associated with the opening of the 5th Avenue store in New York City. In addition, operating income goals reflect increased expenses related to the opening of stores in China.

The table below shows the operating income goals required to earn short term performance-based incentive compensation at target and actual performance by season:

	Fiscal 2016 Spring Season		Fiscal 2016 Fall Season
	Operating Income Goal	Actual Performance[1]	Operating Income Goal	Actual Performance[1]
Total L Brands	$795 million	$780 million	$1,410 million	$1,271 million
Victoria’s Secret	618 million	558 million	800 million	656 million
Bath & Body Works	243 million	262 million	653 million	659 million
L Brands International[2]	9 million	2 million	18 million	13 million
Other[2]	76 million	99 million	115 million	135 million

[1]

Actual performance presents operating income on an adjusted basis which removes certain special items (subject to approval by the Compensation Committee) which are not indicative of Company ongoing operations due to their non-recurring and extraordinary nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

[2]	L Brands International and Other include business unit operating income that is an internal performance measure and does not correspond to amounts reported externally.

Performance goals required to earn threshold payout range from approximately 85% to 90% of target and performance goals required to earn maximum payout range from approximately 110% to 120% of target. Performance below threshold results in no payout and performance between threshold and target and target and maximum is interpolated to determine payout percentage beginning at 20% at threshold up to 200% at maximum.

Payouts for fiscal 2016 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table.

Total Fiscal 2016 Incentive Payout

	Fiscal 2016 Target Incentive	Fiscal 2016 Spring Incentive Payout	Fiscal 2016 Fall Incentive Payout		Total Fiscal 2016 Payout	% of Fiscal 2016 Target
Mr. Wexner	$4,400,000	$1,657,920	$0	*	$1,657,920	66%
Mr. McGuigan	2,080,000	783,744	597,792		1,381,536	66%
Mr. Coe	1,870,000	1,249,160	1,254,396		2,503,556	134%
Mr. Burgdoerfer	1,440,000	542,592	413,856		956,448	66%
Mr. Waters	1,440,000	376,704	717,984		1,094,688	76%

*	Pursuant to its exercise of negative discretion and with Mr. Wexner’s concurrence, the Compensation Committee determined not to pay Mr. Wexner’s incentive compensation, which would have been $1,264,560 based on his incentive formula.

Long Term Performance-Based Equity Incentive Compensation

Stock awards are made to our NEOs under the 2015 Stock Options and Performance Incentive Plan (the “2015 Plan”). Our equity-based long term performance-based incentive program rewards past performance and encourages future performance with a challenging performance requirement for our NEOs. In addition, the vesting requirements increase the likelihood that we will be able to retain executives who are critical to our success.

For the NEOs other than Mr. Wexner, individual performance (including contribution to the achievement of business goals, execution of retail fundamentals and accomplishment of talent and cultural objectives), competitive practice, the Company’s overall budget for equity compensation expense and stockholder dilution, internal equity and retention risk are all considered in determining the size of their fiscal 2016 equity awards. The size and timing of Mr. Wexner’s equity award is determined on a different basis, as described in detail below.

Stock Options

Stock options are intended to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, and to foster retention. Stock options granted to each NEO vest over five years, subject to continued employment. The exercise price is equal to the grant date closing price of Common Stock.

Performance-Based RSUs

Performance-based RSUs are intended to:

•	Incent achievement of key performance metrics (through the performance requirement);

•	Align executive rewards with those realized by stockholders (through the market value of our stock);

•	Retain superior executive talent (through the time vesting requirements); and

•	Reward exceptional individual performance (through annual determination of the size of the award).

Performance-based RSUs awarded to NEOs other than Mr. Wexner in March 2016 recognize record financial performance in fiscal 2015 and provide significant retentive value for NEOs. Below is a summary of the performance-based RSU awards and stock options awarded in fiscal 2016:

	Value of Performance- Based RSU Award	Value of Stock Option Award	Total Fiscal 2016 Equity Award Value
Mr. Wexner	$7,159,010	$2,231,003	$9,390,013
Mr. McGuigan	3,154,443	117,924	3,272,367
Mr. Coe	2,426,441	90,705	2,517,146
Mr. Burgdoerfer	2,426,441	90,705	2,517,146
Mr. Waters	2,426,441	90,705	2,517,146

Note: While the performance requirement is the same, the amount and timing of Mr. Wexner’s equity award are determined on a different basis than that of our other NEOs, as described in detail below.

In order for performance-based RSUs to be earned, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the fiscal year of the award through the fiscal year immediately preceding each vest date.

We use operating income in our short term performance-based cash incentive program and as a component of our long term performance-based equity incentive program because operating income is an important focus for our NEOs and an appropriate metric for measuring performance. However, while operating income is a component of both incentive programs, there are notable differences in the performance metrics used in the two programs:

•	Operating income is the sole performance metric used for our short term program while the long term program is based on a metric that uses both operating income and sales;

•	The use of operating income as a percentage of sales for our long term program requires strong performance in both operating income and sales and measures the efficiency of our sales;

•	The relative metric of the long term program requires that our performance significantly exceeds that of companies within our industry for the pre-determined performance goal to be achieved; and

•	The cumulative performance metric of the long term program requires sustained performance over the five-year vesting period reflecting long term performance of the Company.

Performance-based RSUs vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries, in each case subject to the performance measure being satisfied and continued employment. To the extent any tranche of the award that is eligible for performance-based vesting does not vest in any fiscal year, such tranche may vest in future years, subject to satisfaction of the cumulative performance measure. The cumulative performance metric requires any performance shortfall in any period to be made up on a cumulative basis in any subsequent periods for any vesting tranche to be earned. All unvested performance-based RSUs not earned as of the end of the five-year performance period will be forfeited. Beginning with performance-based RSUs awarded in fiscal 2017, to the extent the performance metric is not met for any vesting tranche, the shares from such vesting tranche will be forfeited.

Equity awards are effective the later of the date the grant is approved or the date of hire or other relevant effective date.

Retirement and Other Post-Employment Benefits

Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.

Qualified Defined Contribution Retirement Plan

The qualified plan is available to all associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under the Internal Revenue Code of 1986 (the “Code”). The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

Non-Qualified Defined Contribution Supplemental Retirement Plan

The non-qualified plan is available to all associates who meet certain age, service, job level and compensation requirements. The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company does not set aside assets to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.

Associates can contribute to the non-qualified plan up to a maximum percentage of eligible compensation. The Company matches associates’ contributions and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service.

The plan also permits participating associates to defer additional compensation up to a maximum amount which the Company does not match.

Associates’ contributions to the non-qualified plan and the related interest accruals vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service.

Termination Benefits: Severance and Change in Control Agreements

We have entered into severance and change in control agreements with our NEOs other than Mr. Wexner. See “Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits” for a description of estimated benefits in certain termination situations, including a change in control.

Upon a change in control, awards will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control.

None of our NEOs is entitled to a tax gross-up upon a change in control.

Perquisites

We provide our NEOs with minimal perquisites that the Compensation Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $9,500. In addition, the Company provides associates at the Vice President level and above, including the NEOs, with supplemental disability and life insurance coverage.

CEO Compensation

Overview of CEO Pay

Mr. Wexner is a recognized unique talent: an innovator and leader in the retail industry. His long record of success in leading the Company is unmatched in scope and duration by any other retailer. In November 2015, Mr. Wexner was recognized by the Harvard Business Review as the best-performing CEO in the world based on total shareholder return during his tenure as our founder and CEO. The Compensation Committee has determined that his extraordinary contributions as the Company’s CEO deserve to be fully reflected in his compensation and that Mr. Wexner should be rewarded for his continued ability to drive performance, growth and shareholder returns, with due consideration to his management of the business for both short term and long term results.

The Company’s performance is reflected in Mr. Wexner’s short term and long term performance-based incentive compensation for fiscal 2016. The decrease of 46% year over year from fiscal 2015 to 2016 is linked to short term performance-based incentive compensation that was earned below target and long term performance-based incentive compensation awarded at target level that is 45% below the value awarded for fiscal 2015.

CEO Stock Award Determination Overview

Beginning with fiscal 2010, the Compensation Committee implemented an annual process in which Mr. Wexner’s stock grant would be a “split grant” delivered in two parts—one in the Spring at the same time other senior executives receive stock grants, and one near the end of the Fall season when Mr. Wexner’s and the Company’s performance can be substantially determined for the fiscal year. Both the Spring and Fall stock awards are 100% performance contingent, granted as a combination of stock options and performance-based restricted stock units.

Spring 2016 Award

The value of the Spring stock award is set below the competitive market to provide a baseline award while imposing a performance requirement for the award to be earned. The Compensation Committee granted Mr. Wexner a stock award in Spring 2016 with a reported value of $2.7 million.

Fall 2016 Award

As the fiscal year draws to a close, the Compensation Committee assesses both Mr. Wexner’s and the Company’s performance, and if deemed appropriate, grants Mr. Wexner a performance-based stock award in

January. This Fall stock award is intended to recognize financial, strategic and operational performance for the fiscal year and incent future performance. The Fall award is subject to performance in two ways:

1.	The Compensation Committee goes through a rigorous quantitative and qualitative evaluation of historical performance to determine the size of the award; and

2.	Once granted, RSUs must be earned based on the attainment of a quantitative performance metric and the value of stock options is contingent on increasing the stock price.

For fiscal 2016, the Compensation Committee set the Fall stock award value range from zero at minimum, to $7.8 million at target and $18.8 million at maximum.

The range was set in recognition of Mr. Wexner’s standing as a top-performing CEO and in consideration of a benchmark of stock award values for CEOs in our peer group. The Compensation Committee also considered the importance of Mr. Wexner’s experience and leadership to the Company’s outstanding performance, including the delivery of high total shareholder return, which has increased at a much more rapid rate than his compensation.

•

The top of the range has been strategically positioned so that if all qualitative, objective and financial performance targets for the year are exceeded, and if the Company is among the highest performing of our peer companies, Mr. Wexner’s stock award value would be among the top of our peer group.

•	Conversely, if performance is below targeted levels, Mr. Wexner’s stock award value would be correspondingly lower or there would be no Fall stock award.

In addition to performance against pre-established financial targets, the Compensation Committee considers factors such as leadership talent development, the identification and development of new business opportunities, and success in fostering a high performance culture, in determining the size of Mr. Wexner’s Fall stock award. Once the size of the grant is determined, the Compensation Committee imposes a performance metric that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the award.

In January 2017, the Compensation Committee granted Mr. Wexner a fiscal 2016 stock award with a reported value of $6.7 million (a decrease of 52% from the award in January 2016) based on the performance of the Company.

The Committee considered Mr. Wexner’s role and leadership in the following accomplishments for the current fiscal year:

•	Increasing sales 3%;

•	Growth of the business in North America through compelling merchandise assortments, marketing and store and online experiences for our customers;

•	Execution of our fundamental strategy of being fast, focused and frugal;

•	Expansion of operations outside the United States and Canada including 117 new company-owned and franchised stores;

•	Accomplishment of talent and cultural objectives; and

•	Optimization of capital structure, allowing the Company to pay cash out to shareholders, while maintaining a strong credit profile among lenders, landlords and suppliers.

In determining the size of the Fall 2016 award, the Committee also considered the following performance that did not meet our high expectations:

•	Decrease in adjusted operating income[1] of 7%, adjusted net income[1] 8% and adjusted earnings per share[1] 6%;

[1]	The reconciliation of such measure to the comparable figure determined in accordance with GAAP is included on pages 23 to 24 of the 2016 10-K.

•	Annualized total shareholder returns of -35%, 9% and 13% over one, three and five years, respectively.

Both the Spring and Fall awards are delivered as a combination of performance-based RSUs and stock options. Mr. Wexner’s RSU awards are subject to the same performance and vesting requirement as those of our other NEOs. The performance-based RSUs and stock options vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries. Performance-based RSUs must be earned based on achievement of adjusted operating income, as a percentage of cumulative sales, in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis).

CEO Termination Benefits

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, consistent with the treatment for all stock plan participants under the terms of our 2015 Plan and prior plan, all of Mr. Wexner’s unvested stock options and RSUs will vest upon death. Subject to the achievement of pre-established performance conditions, RSUs will continue to vest upon Mr. Wexner’s total disability. Upon retirement, RSUs will vest pro-rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-fifth will vest if twelve full months are completed from the grant date for a grant that would otherwise vest over five years), subject to achievement of pre-established performance conditions. In the event of a change in control, unvested RSU awards will vest if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control.

CEO Perquisites

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. The Security Program is required for the benefit of the Company and is appropriate given the risks associated with Mr. Wexner’s position. We periodically hire a third party to review our Security Program to verify that a bona fide business oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner or any NEO for personal purposes, he has reimbursed the Company based on the greater of the amount established by the Internal Revenue Service (“IRS”) as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Compensation Governance

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. Compensation Committee members are appointed by our Board and meet independence and other NYSE requirements. Compensation Committee members are selected based on their knowledge and experience in compensation matters from both their professional experience and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal 2016, the Compensation Committee also continued to engage with the full Board to maximize its effectiveness. The role of the Compensation Committee and information about its meetings are set forth in this proxy statement.

The Compensation Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.

The Compensation Committee, together with the Company, also evaluates the Company’s compensation structure from the perspective of enterprise risk. The Compensation Committee believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

The Compensation Committee’s charter is available on our website at www.lb.com.

Committee Meetings and Delegation

Company management, including the Chief Operating Officer and the Chief Financial Officer, attends Compensation Committee meetings along with the Senior Vice President of Total Rewards, who generally prepares meeting materials, and the Corporate Secretary, who records the minutes of the meeting. Management, including the CEO, does not play a role in recommending CEO compensation. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee. In accordance with its charter, the Compensation Committee has delegated to our Chief Operating Officer, or his designee, the authority to make stock awards in accordance with the Company’s stock incentive plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Independent Compensation Consultant

As permitted by its charter, the Compensation Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review. Specifically, the services the consultant provides include:

•	Assisting in evaluation of CEO and other NEO compensation;

•	Informing the Compensation Committee of changing market practices;

•	Consulting on our executive compensation strategy and program design;

•	Analyzing alignment of pay and performance;

•	Assisting in the selection of our peer group; and

•	Assisting in the preparation and review of this disclosure.

During fiscal 2016, the Company paid $83,811 to Willis Towers Watson for executive compensation consulting. In addition, during fiscal 2016, the Company paid $85,000 to a separate division of Willis Towers Watson for insurance brokerage and risk consulting services related to our aviation operations and $114,436 for quarterly software usage fees for a call center tracking system.

The Compensation Committee reviews and approves the provision of additional services by Willis Towers Watson to the Company and evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by the Commission. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the

Compensation Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the Compensation Committee regarding executive compensation matters.

Tax Deductibility

The Compensation Committee seeks to structure tax-efficient executive compensation. The 2015 ICPP and the 2015 Plan are intended to qualify short term cash incentive payments and long term equity incentive compensation for tax deductibility under Section 162(m) of the Code. To maintain flexibility in structuring executive compensation, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Recovery of Compensation

Under the 2015 ICPP and the 2015 Plan, the Compensation Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities.

Tally Sheets

To assess the reasonableness of the compensation of our NEOs, the Compensation Committee annually reviews a three-year history of all of the components of the NEOs’ compensation, including salary, short term incentive compensation, realized and unrealized gains on stock options and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-control scenarios. Based on this review, the Compensation Committee concluded that compensation components individually and in aggregate are reasonable, encourage retention, incent performance and are in the best interests of the Company and its stockholders.

Conclusion

In summary, in 2016 we made significant strategic changes at Victoria’s Secret and invested in real estate and infrastructure for future growth, particularly at Bath & Body Works and in China. While these investments did and will continue to put pressure on our short term results, they position us for future accelerated growth. Our performance in 2016 is reflected in the significant decrease in 2016 compensation for our NEOs. CEO compensation decreased 46% and compensation for the other NEOs decreased on average approximately 21% demonstrating our commitment to delivering pay for performance.

The effectiveness of our compensation program at providing pay for performance over time is further validated by our financial performance over the last five years relative to the changes in CEO pay. Since 2011, the average annual increase in adjusted sales, operating income, earnings per share and total shareholder return exceeds the average increase in CEO compensation over the same time period. Our compensation program is aligned with our performance over time, providing incentives that are in the best interest of our stockholders.

Based on the above, we recommend stockholders vote FOR the executive compensation program.

2016 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our CEO, Chief Financial Officer and our three other most highly compensated NEOs during the fiscal year ended January 28, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($) (1)(2)(3) (4)(5)(6)
Leslie H. Wexner	2016	$2,000,000	$0	$7,159,010	$2,231,003	$1,657,920	$553,781	$1,172,130	$14,773,844
Chairman of the Board, CEO	2015	1,985,385	0	13,005,048	3,998,333	6,749,600	498,794	930,940	27,168,100
	2014	1,924,000	0	11,174,435	3,410,577	6,342,273	448,922	793,829	24,094,036

Charles C. McGuigan	2016	1,290,385	0	3,154,443	117,924	1,381,536	95,421	530,468	6,570,177
Chief Operating Officer, CEO/President, Mast Global	2015	1,197,788	0	4,060,166	254,325	2,876,250	79,210	391,404	8,859,143
	2014	978,500	0	2,259,482	261,901	2,257,869	66,695	315,018	6,139,465

Nicholas P. M. Coe	2016	1,080,769	0	2,426,441	90,705	2,503,556	32,365	560,907	6,694,743
CEO/President, Bath & Body Works	2015	985,577	0	3,178,121	203,455	3,200,000	19,137	346,684	7,932,974
	2014	925,000	0	2,075,856	247,587	2,373,735	10,815	274,511	5,907,504

Stuart B. Burgdoerfer	2016	890,923	0	2,426,441	90,705	956,448	60,403	388,959	4,813,879
Executive Vice President, Chief Financial Officer	2015	847,262	0	2,710,253	173,503	1,962,293	49,375	309,802	6,052,488
	2014	824,000	0	1,849,186	220,550	1,833,458	40,300	262,535	5,030,029

Martin P. Waters	2016	890,385	0	2,426,441	90,705	1,094,688	32,295	294,972	4,829,486
President L Brands International

(1)	Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our NEOs received a nonperformance-based award in fiscal 2016.

(2)	The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note 20 to the Company’s financial statements filed in the 2016 10-K for the related assumptions for stock options granted during fiscal 2016, 2015 and 2014 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis, nor is the ultimate value determinable without reference to future performance.

(3)	Stock and option awards were granted to each NEO under the Company’s 2011 Stock Option and Performance Incentive Plan (the “2011 Plan”) and the 2015 Plan. Awards are long term compensation and generally vest over five years and are not realizable on an annual basis.

(4)	Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation which is paid in cash and voluntarily deferred:

	Paid in Cash ($)	Deferred Cash ($)	Total ($)
Mr. Wexner	$1,608,182	$49,738	$1,657,920	(a)
Mr. McGuigan	1,340,540	40,996	1,381,536
Mr. Coe	2,427,011	76,545	2,503,556
Mr. Burgdoerfer	923,970	32,478	956,448
Mr. Waters	1,058,870	35,818	1,094,688

(a)	Amount reflects Mr. Wexner’s incentive compensation payment for the Spring season only. Pursuant to its exercise of negative discretion and with Mr. Wexner’s concurrence, the Compensation Committee determined not to pay Mr. Wexner’s Fall incentive compensation, which would have been $1,264,560 based on his incentive formula.

(5)	The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). For fiscal 2015, the amounts shown represent the amount by which earnings on each NEO’s non-qualified plan balance exceed 120% of the applicable federal long term rate.

(6)	The following table details all other compensation paid to each NEO during our last fiscal year:

	Financial planning services provided to executive ($)	Cash payout of fractional shares due to special dividend stock award adjustment ($)	Incremental Company cost to provide supplemental life and disability insurance coverage ($)	Company contributions to the executive’s qualified and non-qualified retirement plan account ($)	Total ($)
Mr. Wexner	$0	$608	$1,558	$1,169,964	$1,172,130
Mr. McGuigan	930	774	1,995	526,769	530,468
Mr. Coe	0	308	2,120	558,479	560,907
Mr. Burgdoerfer	9,500	575	2,120	376,764	388,959
Mr. Waters	2,900	404	2,120	289,548	294,972

Grants of Plan-Based Awards for Fiscal 2016

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended January 28, 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/31/2016								27,332	$87.81	$585,998
	3/31/2016					27,332					2,117,683
	1/25/2017								94,584	61.85	1,645,005
	1/25/2017					94,584					5,041,327
		$880,000	$4,400,000	$8,800,000
Charles C. McGuigan	3/31/2016								11,104	87.81	117,924
	3/31/2016					29,609					2,294,105
	3/31/2016					11,104					860,338
		416,000	2,080,000	4,160,000
Nicholas P. M. Coe	3/31/2016								8,541	87.81	90,705
	3/31/2016					22,776					1,764,684
	3/31/2016					8,541					661,757
		374,000	1,870,000	3,740,000
Stuart B. Burgdoerfer	3/31/2016								8,541	87.81	90,705
	3/31/2016					22,776					1,764,684
	3/31/2016					8,541					661,757
		288,000	1,440,000	2,880,000
Martin P. Waters	3/31/2016								8,541	87.81	90,705
	3/31/2016					22,776					1,764,684
	3/31/2016					8,541					661,757
		288,000	1,440,000	2,880,000

(1)	Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the 2016 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2016 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Equity Incentive Plan Awards represent the Target payment of performance-based RSUs for fiscal 2016. No amount is disclosed for Threshold and Maximum since the number of performance-based RSUs earned does not fluctuate based on performance. Units are earned at target, or not at all.

Stock Awards granted on March 31, 2016 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2016, 2017, 2018, 2019 and 2020, determined on a cumulative basis. Stock Awards granted to Mr. Wexner on January 25, 2017 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one third of the S&P Retailing Index in each of fiscal 2017, 2018, 2019, 2020 and 2021, determined on a cumulative basis. If the performance condition is met, the RSUs will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

(3)	Stock Awards were granted pursuant to the Company’s 2015 Plan.

In each case, the vesting of these awards is subject to continued employment.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(4)	Option Awards were granted pursuant to the Company’s 2015 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee and the exercise price is the closing price of Common Stock on the grant date.

Option Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(5)	The value of stock and option awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions as set forth in the Company’s financial statements filed in the 2016 10-K: dividend yield of 3.3%, volatility of 25%, risk free interest rate of 1.1% and expected life of 4.1 years. RSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2016

The following table provides information relating to outstanding equity awards granted to the NEOs as of fiscal year end, January 28, 2017.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(25)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(25)
Leslie H. Wexner	3/30/2007	150,783	0		0	18.41	3/30/2017
	3/31/2008	238,951	0		0	12.08	3/31/2018
	3/31/2009	384,567	0		0	6.14	3/31/2019
	3/31/2010	127,639	0		0	18.09	3/31/2020
	1/27/2011	305,224	0		0	23.64	1/27/2021
	3/31/2011	87,361	0		0	26.43	3/31/2021
	1/26/2012	202,039	0		0	35.71	1/26/2022
	3/30/2012	38,898	16,674	(1)	0	41.54	3/30/2022
	1/31/2013	64,622	96,937	(2)	0	45.03	1/31/2023
	3/29/2013	22,049	33,080	(3)	0	41.88	3/29/2023
	1/30/2014	24,836	99,355	(4)	0	49.38	1/30/2024
	3/31/2014	8,514	34,071	(5)	0	54.21	3/31/2024
	1/28/2015	24,905	99,634	(6)	0	81.11	1/28/2025
	4/2/2015	0	26,325	(7)	0	91.17	4/2/2025
	1/27/2016	0	130,841	(8)	0	91.71	1/27/2026
	3/31/2016	0	27,332	(9)	0	87.81	3/31/2026
	1/25/2017	0	94,584	(10)	0	61.85	1/27/2027
								1/26/2012	0		0	60,612	(11)	3,576,714
								3/30/2012	0		0	16,672	(12)	983,815
								1/31/2013	0		0	96,936	(13)	5,720,193
								3/29/2013	0		0	33,078	(14)	1,951,933
								1/30/2014	0		0	99,355	(15)	5,862,939
								3/31/2014	0		0	34,071	(16)	2,010,530
								1/28/2015	0		0	124,539	(17)	7,349,046
								4/2/2015	0		0	26,325	(18)	1,553,438
								1/27/2016	0		0	130,841	(19)	7,720,927
								3/31/2016	0		0	27,332	(20)	1,612,861
								1/25/2017	0		0	94,584	(21)	5,581,402
Charles C. McGuigan	3/31/2011	22,991	0		0	26.43	3/31/2021
	3/30/2012	10,289	10,291	(1)	0	41.54	3/30/2022
	3/29/2013	7,007	21,030	(3)	0	41.88	3/29/2023
	3/31/2014	5,411	21,660	(5)	0	54.21	3/31/2024
	4/2/2015	0	20,566	(7)	0	91.17	4/2/2025
	3/31/2016	0	11,104	(9)	0	87.81	3/31/2026
								3/30/2012	0		0	34,299	(12)	2,023,984
								3/29/2013	0		0	49,067	(14)	2,895,444
								3/10/2014	474	(22)	27,971	0		0
								3/31/2014	0		0	36,101	(16)	2,130,320
								8/29/2014	696	(23)	41,071	0		0
								3/9/2015	1,057	(24)	62,374	0		0
								4/2/2015	0		0	47,988	(18)	2,831,772
								3/31/2016				40,713	(20)	2,402,474

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(25)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(25)
Nicholas P. M. Coe	3/30/2012	4,467	4,474	(1)	0	41.54	3/30/2022
	3/29/2013	6,626	19,879	(3)	0	41.88	3/29/2023
	3/31/2014	5,116	20,475	(5)	0	54.21	3/31/2024
	4/2/2015	0	16,452	(7)	0	91.17	4/2/2025
	3/31/2016	0	8,541	(9)	0	87.81	3/31/2026
								3/30/2012	0		0	16,382	(12)	966,702
								3/29/2013	0		0	86,141	(14)	5,083,180
								3/31/2014	0		0	34,128	(16)	2,013,893
								4/2/2015	0		0	38,390	(18)	2,265,394
								3/31/2016	0		0	31,317	(20)	1,848,016
Stuart B. Burgdoerfer	3/31/2011	12,773	0		0	26.43	3/31/2021
	3/30/2012	8,664	8,665	(1)	0	41.54	3/30/2022
	3/29/2013	5,902	17,709	(3)	0	41.88	3/29/2023
	3/31/2014	4,557	18,240	(5)	0	54.21	3/31/2024
	4/2/2015	0	14,030	(7)	0	91.17	4/2/2025
	3/31/2016	0	8,541	(9)	0	87.81	3/31/2026
								3/30/2012	0		0	24,552	(12)	1,448,814
								3/29/2013	0		0	17,708	(14)	1,044,949
								3/31/2014	0		0	30,401	(16)	1,793,963
								4/2/2015	0		0	32,738	(18)	1,931,869
								3/31/2016	0		0	31,317	(20)	1,848,016
Martin P. Waters	3/31/2011	6,149	0		0	26.43	3/31/2021
	3/30/2012	18,947	8,127	(1)	0	41.54	3/30/2022
	3/29/2013	11,101	16,656	(3)	0	41.88	3/29/2023
	3/31/2014	4,286	17,154	(5)	0	54.21	3/31/2024
	4/2/2015	0	13,985	(7)	0	91.17	4/2/2025
	3/31/2016	0	8,541	(9)	0	87.81	3/31/2026
								3/30/2012	0		0	23,016	(12)	1,358,174
								3/29/2013	0		0	16,655	(14)	982,812
								3/31/2014	0		0	28,595	(16)	1,687,391
								8/29/2014	424	(23)	25,020	0		0
								3/9/2015	599	(24)	35,347	0		0
								4/2/2015	0		0	32,631	(18)	1,925,555
								3/31/2016	0		0	31,317	(20)	1,848,016

(1)	Options vest 100% on March 30, 2017.

(2)	Options vest 50% on January 31, 2017 and 50% on January 31, 2018.

(3)	Options vest 50% on March 29, 2017 and 50% on March 29, 2018.

(4)	Options vest 25% on January 30, 2017, 37.5% on January 30, 2018 and 37.5% on January 30, 2019.

(5)	Options vest 25% on March 31, 2017, 37.5% on March 31, 2018 and 37.5% on March 31, 2019.

(6)	Options vest 25% on January 28, 2018, 37.5% on January 28, 2019 and 37.5% on January 28, 2020.

(7)	Options vest 20% on April 2, 2017, 20% on April 2, 2018, 30% on April 2, 2019 and 30% on April 2, 2020.

(8)	Options vest 20% on January 27, 2018, 20% on January 27, 2019, 30% on January 27, 2020 and 30% on January 27, 2021.

(9)	Options vest 20% on March 31, 2018, 20% on March 31, 2019, 30% on March 31, 2020 and 30% on March 31, 2021.

(10)	Options vest 20% on January 25, 2019, 20% on January 25, 2020, 30% on January 25, 2021 and 30% on January 25, 2022.

(11)	Shares vested 100% on January 26, 2017, subject to achievement of a performance condition.

(12)	Shares vest 100% on March 30, 2017 subject to achievement of a performance condition.

(13)	50% vested on January 31, 2017, subject to achievement of a performance condition. Remaining shares vest on January 31, 2018, also subject to achievement of a performance condition.

(14)	Subject to achievement of a performance condition, shares vest 50% on March 29, 2017 and 50% on March 29, 2018.

(15)	25% vested on January 30, 2017, subject to achievement of a performance condition. Remaining shares vest 37.5% on January 30, 2018 and 37.5% on January 30, 2019, also subject to achievement of a performance condition.

(16)	Subject to achievement of a performance condition, shares vest 25% on March 31, 2017, 37.5% on March 31, 2018 and 37.5% on March 31, 2019.

(17)	20% vested on January 28, 2017, subject to achievement of a performance condition. Remaining shares vest 20% on January 28, 2018, 30% on January 28, 2019 and 30% on January 28, 2020, also subject to achievement of a performance condition.

(18)	Subject to achievement of a performance condition, shares vest 20% on April 2, 2017, 20% on April 2, 2018, 30% on April 2, 2019 and 30% on April 2, 2020.

(19)	Subject to achievement of a performance condition, shares vest 20% on January 27, 2018, 20% on January 27, 2019, 30% on January 27, 2020 and 30% on January 27, 2021.

(20)	Subject to achievement of a performance condition, shares vest 20% on March 31, 2018, 20% on March 31, 2019, 30% on March 31, 2020 and 30% on March 31, 2021.

(21)	Subject to achievement of a performance condition, shares vest 20% on January 25, 2019, 20% on January 25, 2020, 30% on January 25, 2021 and 30% on January 25, 2022.

(22)	Shares vest 100% on March 10, 2017.

(23)	Shares vest 100% on August 29, 2017.

(24)	Shares vest 100% on March 9, 2018.

(25)	Market value based on the $59.01 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 27, 2017).

Option Exercises and Stock Vested Information for Fiscal 2016

The following table provides information relating to Option Awards exercised and RSU Awards vested during the fiscal year ended January 28, 2017.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	116,802	$8,303,933	153,975	$9,820,526
Charles C. McGuigan	0	0	83,285	5,872,219
Nicholas P. M. Coe	12,573	547,211	62,954	4,050,205
Stuart B. Burgdoerfer	0	0	50,820	3,548,163
Martin P. Waters	0	0	35,712	2,277,711

(1)	Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2016(1)

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End($)(6)
Leslie H. Wexner	$228,983	$1,153,504	$1,409,372	$0	$29,498,967
Charles C. McGuigan	108,361	499,708	242,847	0	5,205,329
Nicholas P. M. Coe	119,317	531,419	82,370	0	1,914,266
Stuart B. Burgdoerfer	71,926	349,704	153,725	0	3,306,568
Martin P. Waters	49,340	265,138	171,351	0	3,082,414

(1)	Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan (the “1993 Plan”), 2011 Plan and 2015 Plan. Executive Contributions and related matching Registrant Contributions represent 2016 calendar year deferrals and matches on incentive compensation payments earned based on performance for the Fall 2015 season, which was paid in March 2016, and for the Spring 2016 season, which was paid in August 2016.

(2)	All of the contributions are reported in the 2016 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.

(3)	Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2016 Summary Compensation Table.

(4)	Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long term rate in the amount of $553,781, $95,421, $32,365, $60,403 and $32,295 for Messrs. Wexner, McGuigan, Coe, Burgdoerfer and Waters, respectively; is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2016 Summary Compensation Table.

Amount includes dividends earned on deferred stock and RSU balances in the amount of $89,162 for Mr. Waters. Dividends are reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date.

(5)	Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan, the 2011 Plan and the 2015 Plan are unfunded.

(6)	Balance includes the value of deferred stock and RSUs at calendar year-end in the amount of $1,280,652 for Mr. Waters. Value is calculated based on a stock price of $59.01 per share of Common Stock on January 27, 2017.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our NEOs that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company.

Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans.

The following tables set forth the expected benefits to be received by each of the other NEOs in the event of his termination resulting from various scenarios, assuming a termination date of January 28, 2017 and a stock price of $59.01, the price of our Common Stock on January 27, 2017. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.(1)

Leslie H. Wexner

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0
Gain of Accelerated Stock Options(3)	0	0	3,333,252	3,333,252	3,333,252	0
Value of Pro-rated or Accelerated RSUs(3)	13,102,049	13,102,049	38,877,440	38,877,440	38,877,440	13,102,049
Benefits and Perquisites(4)	117,000	117,000	117,000	2,117,000	842,000	117,000
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$13,219,049	$13,219,049	$42,327,692	$44,327,692	$43,052,692	$13,219,049

Charles C. McGuigan

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,300,000	$2,600,000	$2,600,000	$0	$0	$0
Bonus(2)	0	1,950,000	4,257,786	0	0	0
Gain of Accelerated Stock Options(3)	0	0	643,888	643,888	643,888	0
Value of Pro-rated or Accelerated RSUs(3)	5,755,894	5,755,894	12,415,409	12,415,409	12,415,409	5,755,894
Benefits and Perquisites(4)	67,195	72,825	72,825	2,055,935	608,750	55,935
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$7,123,089	$10,378,719	$19,989,908	$15,115,232	$13,668,047	$5,811,829

Nicholas P. M. Coe

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,100,000	$2,200,000	$2,200,000	$0	$0	$0
Bonus(2)	0	1,870,000	5,703,556	0	0	0
Gain of Accelerated Stock Options(3)	0	0	516,886	516,886	516,886	0
Value of Pro-rated or Accelerated RSUs(3)	0	5,722,200	12,177,186	12,177,186	12,177,186	0
Benefits and Perquisites(4)	14,720	128,173	128,173	2,106,094	609,774	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$1,114,720	$9,920,373	$20,725,801	$14,800,166	$13,303,846	$0

Stuart B. Burgdoerfer

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(5)
	w/out Release ($)	& Signed Release ($)
Base Salary	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	1,440,000	2,918,741	0	0	0
Gain of Accelerated Stock Options(3)	0	0	542,194	542,194	542,194	0
Value of Pro-rated or Accelerated RSUs(3)	0	3,555,293	8,067,611	8,067,611	8,067,611	0
Benefits and Perquisites(4)	14,595	59,051	59,051	1,837,159	490,808	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$914,595	$6,854,344	$13,387,597	$10,446,964	$9,100,613	$0

Martin P. Waters

	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(5)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$900,000	$1,800,000	$0	$0	$0
Bonus(2)	0	1,440,000	1,440,000	0	0	0
Gain of Accelerated Stock Options(3)	0	0	509,550	509,550	509,550	0
Value of Pro-rated or Accelerated RSUs(3)	0	3,435,798	7,862,315	7,862,315	7,862,315	0
Benefits and Perquisites(4)	0	75,807	75,807	1,861,212	511,212	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$5,851,605	$11,687,672	$10,233,077	$8,883,077	$0

(1)	Assumes a termination date of January 28, 2017.

(2)	Bonus amounts assumed at target. Under “Involuntary w/out Cause or Voluntary w/Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with the Company for a period of one year after the termination date of January 28, 2017. Under an “Involuntary w/out Cause following Change in Control” termination scenario, bonus payments for Messrs. McGuigan, Coe and Burgdoerfer will be equal to the sum of the last four seasonal bonus payments received and for Mr. Waters will be the same as the “Involuntary w/out Cause or Voluntary w/Good Reason” termination scenario.

(3)	Reflects the value of unvested RSUs and stock options that, subject to achievement of pre-established performance conditions, would become vested based on the $59.01 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 27, 2017).

(4)	Estimates for benefits and perquisites include the pro rata value of retirement plan contributions on earnings accrued up to the termination date and the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

(5)	Messrs. Coe, Burgdoerfer and Waters have not met the age and/or service requirement to qualify for pro rata RSU vesting and retirement plan contributions under the retirement provisions of the 2011 Plan, the 2015 Plan and the qualified and non-qualified retirement plans.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the NEO’s non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2016 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all NEOs other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” generally means that the NEO (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” generally means (1) the failure to continue by the NEO in a capacity originally contemplated in the NEO’s employment agreement; (2) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the NEO’s total cash compensation and benefits from those required to be provided; (4) the requirement that the NEO be based outside of the United States, other than for travel that is reasonably required to carry out the NEO’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A Change in Control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)	a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock are beneficially owned by individuals and entities who owned Common Stock just prior to such reorganization, merger or consolidation; or

d)	the consummation of a complete liquidation or dissolution of the Company.

No Tax Gross-up

In the event of a termination following a Change in Control, none of our NEOs is entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.

Fiscal 2016 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2016(1).

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
E. Gordon Gee	$134,400	$134,437	$268,837
Dennis S. Hersch	121,900	121,968	243,868
Donna A. James	164,400	144,447	308,847
David T. Kollat	171,900	156,916	328,816
William R. Loomis, Jr(4).	30,475	0	30,475
Jeffrey H. Miro	134,400	134,437	268,837
Michael G. Morris	124,400	124,427	248,827
Stephen D. Steinour	111,900	111,958	223,858
Allan R. Tessler	194,400	169,473	363,873
Abigail S. Wexner	141,900	131,978	273,878
Raymond Zimmerman	134,400	134,437	268,837

(1)	Directors who are also associates receive no additional compensation for their service as directors. Our current Board’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

(2)	Directors receive an annual cash retainer of $111,900; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; the Audit Committee Chair receives an additional $20,000; the Compensation Committee Chair and the Nominating & Governance Committee Chair each receives an additional $15,000; and other committee chairs receive $10,000; and the lead independent director receives an additional cash retainer of $15,000.

(3)	Directors receive an annual stock retainer worth $111,900; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; and the lead independent director receives an additional stock retainer of $15,000. Stock retainers were granted under the 2015 Plan. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. See Note 20 to the Company’s financial statements filed in the 2016 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

(4)	Mr. Loomis retired from the Board effective May 19, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is composed of four directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee reviews the CD&A on behalf of the Board.

The Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended January 28, 2017 and the Company’s proxy statement.

Compensation Committee

David T. Kollat, Chair

E. Gordon Gee

Jeffrey H. Miro

Michael G. Morris

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of the Company, the executive officers of the Company named in the “2016 Summary Compensation Table” above and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Stuart B. Burgdoerfer	116,905(c)	*
Nicholas P. M. Coe	26,148(c)	*
E. Gordon Gee	10,265(d)	*
Dennis S. Hersch	9,198,602(d)(f)	3.22%
Donna A. James	45,883(d)	*
David T. Kollat	119,136	*
Charles C. McGuigan	87,820(c)(h)	*
Jeffrey H. Miro	109,977(d)	*
Michael G. Morris	15,652(d)	*
Stephen D. Steinour	11,667(d)	*
Allan R. Tessler	82,543	*
Martin P. Waters	83,638(c)(e)	*
Abigail S. Wexner	12,906,423(g)	4.52%
Leslie H. Wexner	46,747,343(c)(h)(i)	16.36%
Raymond Zimmerman	133,193(d)(j)	*
All directors and executive officers as a group	47,668,319(c)-(j)	16.68%

*	Less than 1%

(a)	Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of January 28, 2017.

(c)	Includes the following number of shares issuable within 60 days of January 28, 2017, upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 40,750; Mr. Coe, 26,148; Mr. McGuigan, 56,686; Mr. Waters, 48,811; Mr. Wexner, 1,770,234; and all directors and executive officers as a group, 1,942,629.

(d)	Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Dr. Gee, 9,309; Mr. Hersch, 78,149; Ms. James, 31,875; Mr. Miro, 89,438; Mr. Morris, 5,542; Mr. Steinour, 1,667; Mr. Zimmerman, 96,388; and all directors as a group, 312,368. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed upon his termination from the Board. Mr. Steinour has elected to receive pay-out of his deferred stock units over five years, and his total represents 1/5 of the units which he would be owed upon his termination from the Board.

(e)	Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Stock Option and Performance Incentive Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Mr. Waters, 21,702; and all executives as a group, 21,702.

(f)	Includes 127,567 shares held by The Linden East Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner, and 8,992,886 shares held by The Linden West Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner.

(g)	Excludes 33,840,920 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 127,567 shares held by The Linden East Trust, as to which Mrs. Wexner shares voting and investment power with Mr. Hersch; 1,441,741 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust, in each case, as to which Mrs. Wexner shares voting and investment power with Mr. Wexner. Includes 11,145,600 shares directly owned by Mrs. Wexner.

(h)	Includes the following number of shares held in the Savings and Retirement Plan (as of January 28, 2017), over which Messrs. McGuigan and Wexner have investment but not voting power: Mr. McGuigan, 4,265; and Mr. Wexner, 1,875,951.

(i)	Includes 127,567 shares held by The Linden East Trust, 8,992,886 shares held by The Linden West Trust, 1,441,741 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund and The Beech Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust and The Linden West Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 11,145,600 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 16,309,241 shares directly owned by Mr. Wexner.

(j)	Includes 3,050 shares which are Mr. Zimmerman’s pro rata share of 9,152 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2016 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, other than Mr. Tessler who was late in filing one Form 4 reporting one transaction that occurred in fiscal 2015 due to inadvertent administrative error.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	46,747,343	16.36%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

PRIMECAP Management Company(2)	16,197,331	5.66%
177 E. Colorado Blvd., 11th Floor
Pasadena, CA 91105

The Vanguard Group(3)	15,742,928	5.50%
100 Vanguard Blvd.
Malvern, PA 19355

FMR LLC(4)	15,036,030	5.26%
245 Summer Street
Boston, MA 02210

BlackRock, Inc.(5)	14,630,170	5.10%
55 East 52nd Street
New York, NY 10055

(1)	As of January 28, 2017. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on pages 51 and 52.

(2)	As of December 31, 2016, based solely on information set forth in the Schedule 13G/A filed February 9, 2017 by PRIMECAP Management Company. PRIMECAP Management Company has sole dispositive power over 16,197,331 shares and sole voting power over 4,148,397 shares.

(3)	As of December 31, 2016, based solely on information set forth in the Schedule 13G/A filed February 10, 2017 by The Vanguard Group. The Vanguard Group has sole dispositive power over 15,326,998 shares and sole voting power over 378,629 shares, and has shared dispositive power over 415,930 shares and shared voting power over 47,922 shares.

(4)	Based solely on information set forth in the Schedule 13G/A filed February 14, 2017 by FMR LLC. FMR LLC has sole dispositive power over 15,036,030 shares and sole voting power over 1,292,293 shares and Abigail P. Johnson has sole dispositive power over 15,448,861 shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(5)	As of December 31, 2016, based solely on information set forth in the Schedule 13G filed January 30, 2017 by BlackRock, Inc. BlackRock, Inc. has sole dispositive power over 14,616,984 shares and sole voting power over 12,593,696 shares, and has shared dispositive power over 13,186 shares and shared voting power over 13,186 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed L Brands’ audited financial statements as of and for the year ended January 28, 2017 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees under applicable auditing and regulatory standards. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that L Brands’ audited financial statements be included in our annual report on Form 10-K for the year ended January 28, 2017 for filing with the Commission.

We have appointed Ernst & Young LLP as L Brands’ independent registered public accountants.

Audit Committee

Donna A. James, Chair

David T. Kollat

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2016 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 28, 2017. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2016 and 2015 were approximately $4,694,000 and $4,243,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2016 and 2015 were approximately $204,000 and $258,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2016 and 2015 were approximately $131,000 and $110,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

The aggregate fees for all other services rendered by Ernst & Young LLP for the fiscal years ended 2016 and 2015 were approximately $0 and $369,000, respectively. The fees under this category that were paid in the fiscal year ended 2015 were for compliance-related advisory services.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2018 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before December 8, 2017.

Stockholder Director Nominations for Inclusion in 2018 Proxy Statement

Written notice of stockholder nominations of persons for election as a director at the 2018 annual meeting that are to be included in our proxy statement for the 2018 annual meeting pursuant to the proxy access provisions in Section 2.05 of our Bylaws must be received by the Secretary of the Company at our principal executive offices no earlier than November 8, 2017 and no later than December 8, 2017. The notice must contain the information required by our Bylaws.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2018 annual meeting other than as described above, the stockholder must comply with the requirements set forth in Section 2.04 of our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 17, 2018 and no later than March 19, 2018. The notice must contain the information required by our Bylaws.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

ADMITTANCE SLIP

2017 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 18, 2017

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway
Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed. Photographs or videos taken by the Company at the meeting may be used by the Company. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at www.lb.com or contact Investor Relations at (614) 415-7585.

L BRANDS, INC. ATTENTION: INVESTOR RELATIONS P.O. BOX 16000 THREE LIMITED PARKWAY COLUMBUS, OH 43230

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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The Board of Directors recommends you vote FOR
the following:

1. Election of Directors

Nominees	For	Against	Abstain	The Board of Directors recommends you vote 1 YEAR for the following proposal:
01 Donna A. James	☐	☐	☐			1 year	2 years	3 years	Abstain
02 Jeffrey H. Miro	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes on named executive officer compensation	☐	☐	☐	☐
03 Michael G. Morris	☐	☐	☐
04 Raymond Zimmerman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:			For	Against	Abstain

2. Ratification of the appointment of independent registered public accountants	☐	☐	☐	5.	Stockholder proposal to change certain voting requirements		☐	☐	☐

3. Advisory vote to approve named executive officer compensation	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com.

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders

on May 18, 2017 8:30 AM

The undersigned hereby appoints Leslie H. Wexner and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 18, 2017 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)